Exhibit 23.22

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Acadia Healthcare Company, Inc. of our report dated July 2, 2015 relating to the consolidated financial statements of CRC Health Group, Inc. as of and for the year ended December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the February 11, 2015 acquisition of CRC Health Group, Inc. by Acadia Healthcare Company, Inc.) appearing in Acadia Healthcare Company, Inc.’s Current Report on Form 8-K dated July 2, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
October 9, 2015